EXHIBIT 4.2

ARTICLES OF AMENDMENT
OF
RESTATED
ARTICLES OF INCORPORATION
OF
STERLING FINANCIAL CORPORATION

The undersigned officers of Sterling Financial Corporation (the “Corporation”), on behalf of the Corporation, do hereby certify that the following correctly sets forth an amendment to the Corporation’s Restated Articles of Incorporation.

A.                                   The name of this Corporation is Sterling Financial Corporation.

B.                                     The Restated Articles of Incorporation are hereby amended as follows:

1.                                       The text of Article V of the Restated Articles of Incorporation of the Corporation is hereby amended and reads as follows:

Article V

The total number of shares of stock which the Corporation shall have the authority to issue is seventy million (70,000,000) of which sixty million (60,000,000) shall be Common Stock having a par value of One Dollar ($1.00) per share and ten million (10,000,000) shares shall be Preferred Stock having a par value of One Dollar ($1.00) per share.  Cumulative voting rights shall not exist with respect to shares of stock or securities converted into shares of stock of the Corporation. The Board of Directors is hereby authorized, subject to the limitations prescribed by law and the provisions hereof, at its option, from time to time, to divide all or any part of the Preferred Stock into series thereof, to establish from time to time the number of shares to be included in any such series, and to fix the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof, and to determine variations, if any, between any series so established as to all matters, including, but not limited to, the determination of the following:

(a)                                  the number of shares constituting each such series and the distinctive designation of such series;

(b)                                 the rate of dividend, if any, and whether dividends shall be cumulative or noncumulative;

(c)                                  whether or not such series shall be redeemable and, if so, the terms and conditions upon which shares of such series shall be redeemable, including the date or dates after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d)                                 the extent, if any, to which such series shall have the benefit of any sinking fund provisions for redemption or purchase of shares;

(e)                                  the rights, if any, of such series in the event of dissolution of the Corporation or upon any distribution of the assets of the Corporation, including with respect to voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

(f)                                    whether or not the Shares of such series shall be convertible and, if so, the terms and conditions of which shares of such series shall be so convertible; and

(g)                                 such other powers, designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereon to the extent permitted by law.

C.                                     The amendment to Article V of the Restated Articles of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation, in accordance with the provisions of RCW 23B.10.020, at the meeting of the Board of Directors of the Corporation held on July 25, 2005.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment of Restated Articles of Incorporation to be executed in duplicate as of August 31, 2005.

STERLING FINANCIAL CORPORATION

	By	/s/ Harold B. Gilkey
Attest:		Harold B. Gilkey, Chairman of the Board
Chief Executive Officer

/s/ Ned M. Barnes
Ned M. Barnes, Secretary